EXHIBIT 11
                            SPURLOCK INDUSTRIES, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                 Three Months Ended        Nine Months Ended
                                                    September 30,             September 30,

                                                 1997         1996         1997        1996
                                                 ----         ----         ----        ----
Earnings:
Net Income                                       $6,947     $206,572     $371,361   $1,421,273

Shares:
Weighted Average number of shares
used in computing primary
earnings per share                            6,573,639    6,725,066    6,573,639    6,725,066

Weighted Average number of shares
used in computing fully diluted
earnings per share                            6,858,579    7,010,066    6,858,579    7,010,066

Earnings per share:
  Primary                                         0.001        0.031        0.056        0.211
                                              =========    =========    =========    =========

  Fully Diluted                                   0.001        0.029        0.054        0.203
                                              =========    =========    =========    =========

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